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                                                                   Exhibit 99.5

                         FORM OF SUMMARY ADVERTISEMENT

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Limited Shares (as defined below). The Offer (as defined below) is made by the Prospectus (as defined below) and the related letter of transmittal and any amendments or supplements thereto, and is being made to all holders of IBI Shares. This Offer, however, is not being made to, nor will IBI Shares be accepted from or on behalf of, holders of IBI Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. IB Holdings (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of IBI Shares in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on IBI Holdings' behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          Notice of Offer to Exchange
                Each Outstanding Share of Class A Common Stock
                                      of
                             Intimate Brands, Inc.
                                      for
                         1.046 Shares of Common Stock
                                      of
                               The Limited, Inc.
                                      by
                      Intimate Brands Holding Co., Inc.,
                         a wholly-owned subsidiary of
                               The Limited, Inc.

   Intimate Brands Holding Co., Inc. ("IB Holdings"), a Delaware corporation and a wholly-owned subsidiary of The Limited, Inc., a Delaware corporation ("The Limited"), is offering to exchange 1.046 shares of common stock, par value $.50 per share, of The Limited ("Limited Shares") for each outstanding share of Class A common stock, par value $.01 per share (the "IBI Shares") of Intimate Brands, Inc., a Delaware corporation ("Intimate Brands"), that IB Holdings does not own, upon the terms and subject to the conditions set forth in the Prospectus dated February 5, 2002 (the "Prospectus") and in the related letter of transmittal (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the "Offer"). IB Holdings currently owns 100% of the outstanding shares of Class B common stock of Intimate Brands, which is convertible at any time at the option of IB Holdings into Class A common stock of Intimate Brands. The Class B common stock owned by IB Holdings currently represents approximately 83.7% of the outstanding common stock of Intimate Brands. Stockholders of record who tender their IBI Shares directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the exchange of IBI Shares pursuant to the Offer. Stockholders who hold their IBI Shares through a broker or bank should consult such institution as to whether it charges any service fees. IB Holdings will pay all charges and expenses of EquiServe Trust Company, N.A., which is acting as exchange agent (the "Exchange Agent") and D.F. King & Co., Inc., which is acting as information agent (the "Information Agent"), incurred in connection with the Offer. If the Offer is completed, The Limited will effect a "short-form" merger of Intimate Brands and IB Holdings in which each then outstanding publicly-held IBI Share (except for any such IBI Shares as to which appraisal rights are perfected) will be exchanged for the same number of Limited Shares as provided in the Offer.

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
           ON MONDAY, MARCH 11, 2002, UNLESS THE OFFER IS EXTENDED.

   The Offer is conditioned upon, among other things, (1) the tender of a sufficient number of IBI Shares such that, after completion of the Offer (assuming the conversion of the Class B common stock it currently owns into Class A common stock), IB Holdings will own at least 90% of the outstanding common stock of Intimate Brands and (2) approval by The Limited stockholders of the issuance of Limited Shares in the offer and the merger.

   For purposes of the Offer, IB Holdings shall be deemed to have accepted for exchange IBI Shares validly tendered and not properly withdrawn as, if and when IB Holdings gives written notice thereof to the Exchange Agent. Exchange of IBI Shares accepted for exchange pursuant to the Offer will be made by deposit of Limited Shares with the Exchange Agent, which will act as agent for the tendering stockholders for the purpose of receiving Limited Shares from The Limited and transmitting such shares (plus cash in lieu of fractional shares) to tendering stockholders. In all cases, exchange of IBI Shares will be made only after timely receipt by the Exchange Agent of (i) certificates for such IBI Shares or a confirmation of a book-entry transfer of such IBI Shares into the Exchange Agent's account at The Depository Trust Company ("DTC"), (ii) a properly completed and duly executed letter of transmittal or an agent's message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) any other documents required by the letter of transmittal, or the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus. No fractional shares of Limited Shares will be issued pursuant to the Offer, nor will interest be paid by The Limited or IB Holdings in any circumstances, regardless of any delay in making such exchange. Stockholders who hold IBI Shares under the Savings and Retirement Plan or the Intimate Brands Stock Purchase Plan will receive separate forms to be used to tender their IBI Shares held under these plans.

   The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, March 11, 2002, unless IB Holdings extends the period of time for which the Offer is open, in which event, the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by IB Holdings, shall expire.

   IB Holdings expressly reserves the right, at any time or from time to time, in its sole discretion if any of the conditions specified in the Prospectus under the caption "Conditions of the Offer" have not been satisfied, (i) to extend the period of time during which the Offer is open by giving oral followed by written notice of such extension to the Exchange Agent and by making a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, or (ii) to amend the Offer in any respect by making a public announcement of such amendment.

   Tenders of IBI Shares made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and unless accepted for exchange pursuant to the Offer, may also be withdrawn at any time after April 5, 2002. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover page of the Prospectus and must specify the name of the person who tendered the IBI Shares to be withdrawn and the number of IBI Shares to be withdrawn precisely as they appear in the letter of transmittal. If the IBI Shares to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an eligible institution (as defined in the Prospectus) must be submitted prior to the release of such IBI Shares (except that such signature guarantee requirement is not applicable in the case of IBI Shares tendered by an eligible institution). In addition, such notice must specify, in the case of IBI Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the IBI Shares to be withdrawn or, in the case of IBI Shares tendered by book-entry transfer, the name and number of the account at the DTC from which the IBI Shares were transferred and must otherwise comply with DTC's procedures. All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of IBI Shares will be determined by IB Holdings in its sole discretion, which

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determination shall be final and binding on all tendering stockholders. None of
The Limited, IB Holdings, the Dealer Managers, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or any notice of withdrawal or incur any liability for failure to give any such notification.

   The information required to be disclosed by Rule 14(d)(6) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

   The Prospectus, the related letter of transmittal and other relevant materials are being mailed to record holders of IBI Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list of Intimate Brands or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of IBI Shares.

    The Prospectus, the letter of transmittal and the related materials contain important information which should be read before any decision is made with respect to the Offer.

   Requests for additional copies of the Prospectus, the related letter of transmittal and other Offer materials should be directed to the Information Agent, at its address and telephone number as set forth below, and copies will be furnished promptly at IB Holdings' expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                          Call Collect (212) 269-5550
                                      or
                         Call Toll-Free (800) 628-8532

                    The Dealer Managers for the Offer are:

               Goldman, Sachs & Co.85        Banc of America
              Broad StreetNew York, New Securities LLC9 West 57th
               York 10004 Call Collect  StreetNew York, New York
                 (212) 902-1000Call               10019
              Toll-Free (800) 323-5678     Call Collect (212)
                                         933-2223Call Toll-Free
                                             (888) 521-4492

February 5, 2002

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